CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$2,985,000	$346.86

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

August 2015 Pricing Supplement No. 281 Registration Statement No. 333-190038 Dated August 26, 2015 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

PLUS Based on the Value of the PHLX Oil Service SectorSM Index due August 31, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Performance Leveraged Upside SecuritiesSM (the “PLUS”) will pay no interest and do not guarantee any return of principal at maturity. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier, subject to the maximum payment at maturity. However, if the final underlier value is less than the initial underlier value, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than the stated principal amount and could be zero. The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlier. Investors may lose their entire initial investment in the PLUS. The PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 4 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the PLUS. See “Risk Factors” and “Consent to UK Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus addendum.

FINAL TERMS
Issuer:	Barclays Bank PLC
Underlier:	PHLX Oil Service SectorSM Index (Bloomberg ticker symbol “OSX<Index>”)
Aggregate principal amount:	$2,985,000
Stated principal amount:	$10 per PLUS
Initial issue price:	$10 per PLUS (see “Commissions and initial issue price” below)
Pricing date:	August 26, 2015
Original issue date:	September 1, 2015
Valuation date†:	August 28, 2017, subject to postponement
Maturity date†:	August 31, 2017, subject to postponement
Interest:	None
Payment at maturity (per PLUS):

•      If the final underlier value is greater than the initial underlier value:

the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity

•      If the final underlier value is less than or equal to the initial underlier value:

$10 × underlier performance factor

This amount will be less than or equal to the stated principal amount of $10 and could be zero.Investors may lose their entire initial investment in the PLUS. Any payment on the PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	By acquiring the PLUS, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page 4 of this document.
Maximum payment at maturity:	$15.00 per PLUS (150.00% of the stated principal amount)
Leveraged upside payment:	$10 × leverage factor × underlier return
Leverage factor:	150%
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	163.86, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per PLUS	$10	$10	$0.20(2) $0.05(3)	$9.75
Total	$2,985,000	$2,985,000	$74,625	$2,910,375

(1)	Our estimated value of the PLUS on the pricing date, based on our internal pricing models, is $9.453 per PLUS. The estimated value is less than the initial issue price of the PLUS. See “Additional Information Regarding Our Estimated Value of the PLUS” on page 3 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the PLUS and hold such PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of PLUS available for secondary trading and, therefore, could adversely affect the price of the PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 10 of this document, on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum. You should read this document together with the related prospectus, prospectus supplement, prospectus addendum and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

The PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the PLUS. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the PLUS after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The PLUS constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Prospectus Addendum dated February 3, 2015	Index Supplement dated July 19, 2013

PLUS Based on the Value of the PHLX Oil Service SectorSM Index due August 31, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

Terms continued from previous page:
Closing level:	On any scheduled trading day, the closing level of the underlier as published with respect to the regular weekday close of trading on that scheduled trading day as displayed on the Bloomberg Professional® service (“Bloomberg”) page as set forth under “Underlier” above or any successor page on Bloomberg or any successor service, as applicable. In certain circumstances, the closing level will be based on the alternate calculation of the underlier described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.
CUSIP / ISIN:	06743N157 / US06743N1578
Listing:	The PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
†	The maturity date and valuation date are subject to postponement. See “Additional Information about the PLUS—Additional provisions—Postponement of maturity date,” “Additional Information about the PLUS—Additional provisions—Postponement of valuation date” and “Additional Information about the PLUS—Additional provisions—Market disruption events and adjustments.”
Barclays Capital Inc.

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Performance Leveraged Upside Securities

Principal at Risk Securities

Additional Terms of the PLUS

You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which the PLUS are a part. This document, together with the documents listed below, contains the terms of the PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Prospectus supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Prospectus addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Index supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the PLUS on the pricing date is less than the initial issue price of the PLUS. The difference between the initial issue price of the PLUS and our estimated value of the PLUS results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS that we will no longer expect to incur over the term of the PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the PLUS and any agreement we may have with the distributors of the PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

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Performance Leveraged Upside Securities

Principal at Risk Securities

We urge you to read “Risk Factors” beginning on page 10 of this document.

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the PLUS, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the PLUS, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the PLUS. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the PLUS or receive a different security, which may be worth significantly less than the PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the PLUS.

By your acquisition of the PLUS, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

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PLUS Based on the Value of the PHLX Oil Service SectorSM Index due August 31, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Value of the PHLX Oil Service SectorSM Index due August 31, 2017 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

If the final underlier value is less than the initial underlier value, the PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 2 years
Leverage factor:	150%
Maximum payment at maturity:	$15.00 per PLUS (150.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Interest:	None

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PLUS Based on the Value of the PHLX Oil Service SectorSM Index due August 31, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to any positive performance of the underlier, subject to a maximum payment at maturity of $15.00 per PLUS (150.00% of the stated principal amount). In exchange for enhanced performance of 150% of any appreciation of the underlier, investors forgo performance above the maximum payment at maturity and are exposed to the risk of loss of some or all of their investment at maturity. If the final underlier value is greater than the initial underlier value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier at maturity, subject to the maximum payment at maturity. However, if the final underlier value is less than the initial underlier value, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Upside Scenario	The final underlier value is greater than the initial underlier value. In this case, at maturity, the PLUS pay the stated principal amount of $10 plus 150% of the underlier return, subject to the maximum payment at maturity of $15.00 per PLUS (150.00% of the stated principal amount).
Par Scenario	The final underlier value is equal to the initial underlier value. In this case, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario	The final underlier value is less than the initial underlier value. In this case, at maturity, the PLUS pay less than the stated principal amount and the loss of the stated principal amount will be proportionate to the percentage decrease in the final underlier value from the initial underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the PLUS will pay $4.50 per PLUS, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the PLUS. Accordingly, investors could lose their entire investment in the PLUS.

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PLUS Based on the Value of the PHLX Oil Service SectorSM Index due August 31, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	150%
Maximum payment at maturity:	$15.00 per PLUS (150.00% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS.

PLUS Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the $10 stated principal amount plus 150% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity. Under the terms of the PLUS, investors will realize the maximum payment at maturity at a final underlier value of approximately 133.33% of the initial underlier value.

▪	For example, if the underlier appreciates by 3%, at maturity investors would receive a 4.50% return, or $10.45 per PLUS.

▪	If the underlier appreciates by 50%, investors would receive only the maximum payment at maturity of $15.00 per PLUS, or 150.00% of the stated principal amount.

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Performance Leveraged Upside Securities

Principal at Risk Securities

▪	Par Scenario. If the final underlier value is equal to the initial underlier value, at maturity investors will receive the stated principal amount of $10 per PLUS.

▪	Downside Scenario. If the final underlier value is less than the initial underlier value, at maturity investors will receive an amount that is less than the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the PLUS.

▪	For example, if the underlier depreciates 50%, investors would lose 50% of their principal and receive only $5.00 per PLUS at maturity, or 50% of the stated principal amount.

What Is the Total Return on the PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the PLUS. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial underlier value of 100.00 and reflect the maximum payment at maturity of $15.00 per PLUS (150.00% of the stated principal amount) and the leverage factor of 150%. The hypothetical initial underlier value of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “PHLX Oil Service SectorSM Index Overview” below for recent actual values of the underlier. The actual initial underlier value is set forth on the cover of this document. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the PLUS.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Payment at Maturity	Total Return on PLUS
150.00	50.00%	N/A	$15.000	50.00%
140.00	40.00%	N/A	$15.000	50.00%
133.33	33.33%	N/A	$15.000	50.00%
130.00	30.00%	N/A	$14.500	45.00%
120.00	20.00%	N/A	$13.000	30.00%
110.00	10.00%	N/A	$11.500	15.00%
105.00	5.00%	N/A	$10.750	7.50%
102.50	2.50%	N/A	$10.375	3.75%
101.00	1.00%	N/A	$10.150	1.50%
100.00	0.00%	N/A	$10.000	0.00%
90.00	-10.00%	90.00%	$9.000	-10.00%
80.00	-20.00%	80.00%	$8.000	-20.00%
70.00	-30.00%	70.00%	$7.000	-30.00%
60.00	-40.00%	60.00%	$6.000	-40.00%
50.00	-50.00%	50.00%	$5.000	-50.00%
40.00	-60.00%	40.00%	$4.000	-60.00%
30.00	-70.00%	30.00%	$3.000	-70.00%
20.00	-80.00%	20.00%	$2.000	-80.00%
10.00	-90.00%	10.00%	$1.000	-90.00%
0.00	-100.00%	0.00%	$0.000	-100.00%

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Performance Leveraged Upside Securities

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 150.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $15.000

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (150.00 – 100.00) / 100.00 = 50.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 150% × 50.00%) = $7.500

Because $10 plus the leveraged upside payment of $7.500 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $15.000 per PLUS, representing a 50.00% total return on the PLUS.

Example 2: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 102.50.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $15.000

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (102.50 – 100.00) / 100.00 = 2.50%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 150% × 2.50%) = $0.375

Because $10 plus the leveraged upside payment of $0.375 is less than the maximum payment at maturity, the payment at maturity is equal to $10.375 per PLUS, representing a 3.75% total return on the PLUS.

Example 3: The value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 50.00.

Because the final underlier value is less than the initial underlier value, the payment at maturity is equal to $5.000 per PLUS, calculated as follows:

($10 × underlier performance factor)

= $10 × (final underlier value / initial underlier value)

= $10 × (50 / 100) = $5.000

The total return on the PLUS is -50.00%.

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Performance Leveraged Upside Securities

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Risk Factors

An investment in the PLUS involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. Investing in the PLUS is not equivalent to investing directly in the underlier or any of the securities composing the underlier. The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

•	“Risk Factors—Under the terms of the notes, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” (in the accompanying prospectus addendum).

▪	The PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final underlier value is less than the initial underlier value, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the final underlier value from the initial underlier value. There is no minimum payment at maturity on the PLUS and, accordingly, you could lose your entire initial investment in the PLUS.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $15.00 per PLUS (150.00% of the stated principal amount). Although the leverage factor provides 150% exposure to any increase in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to 150.00% of the stated principal amount for the PLUS, any increase in the final underlier value as compared to the initial underlier value by more than approximately 33.33% of the initial underlier value will not further increase the return on the PLUS.

▪	Credit of issuer. The PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the PLUS, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the PLUS, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the PLUS. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the PLUS or receive a different security, which may be worth significantly less than the PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the PLUS.

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▪	By your acquisition of the PLUS, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the PLUS will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the PLUS. Accordingly, your rights as a holder of the PLUS are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this document and the risk factors in the accompanying prospectus addendum for more information.

▪	Investing in the PLUS is not equivalent to investing in the underlier. Investing in the PLUS is not equivalent to investing in the underlier or the securities composing the underlier. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underlier.

▪	The PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the PLUS . The PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your PLUS to maturity.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and hedging our obligations under the PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent has determined the initial underlier value, will determine the final underlier value, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final underlier value in the event of a discontinuance of the underlier, may adversely affect the payment to you at maturity.

▪	Suitability of the PLUS for investment. You should reach a decision to invest in the PLUS after carefully considering, with your advisors, the suitability of the PLUS in light of your investment objectives and the specific information set out in this document, the prospectus addendum, prospectus supplement and the prospectus. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the PLUS for investment.

▪	The payment at maturity on the PLUS is not based on the value of the underlier at any time other than the valuation date. The payment at maturity is not based on the value of the underlier at any time other than on the valuation date and will be based solely on the final underlier value as compared to the initial underlier value. Therefore, the payment at maturity, if any, that you will receive for your PLUS may be significantly less than if the payment at maturity were linked to the value of the underlier at any time other than the valuation date.

▪	An investment in the PLUS is subject to risks associated with investing in the oil services industry. All of the securities included in the underlier are issued by companies concentrated in the oil services industry. Therefore, the underlier may be adversely affected not only by the performance of the companies in the oil services industry in which it invests but also may be more susceptible to any single economic, market, political or regulatory occurrence affecting the oil services industry. The stock prices of oil service companies are subject to wide fluctuations in response to a variety of factors, including the ability of the Organization of Petroleum Exporting Companies (“OPEC”) to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Price volatility of the securities composing the underlier may adversely affect the value of the underlier and consequently the value of the PLUS. In addition, the underlier is currently composed of only 15 companies and, as a result, the underlier may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

▪	There are risks associated with investments in securities, such as the PLUS, linked to the value of non-U.S. equity securities. Some of the securities composing the underlier are issued by non-U.S. companies. Investments in the PLUS linked to the value of securities issued by non-U.S. companies involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and

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social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	Adjustments to the underlier could adversely affect the value of the PLUS. The underlier publisher may discontinue or suspend calculation or publication of the underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, therefore, the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the PLUS more than any other single factor, other factors that may influence the value of the PLUS include:

o	the value and volatility (frequency and magnitude of changes in value) of the underlier;

o	dividend rates on the securities composing the underlier;

o	interest and yield rates in the market;

o	time remaining until the PLUS mature;

o	supply and demand for the PLUS;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “PHLX Oil Service SectorSM Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	The estimated value of your PLUS is lower than the initial issue price of your PLUS. The estimated value of your PLUS on the pricing date is lower than the initial issue price of your PLUS. The difference between the initial issue price of your PLUS and the estimated value of the PLUS is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

▪	The estimated value of your PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of PLUS in the secondary market. As a result, the secondary market price of your PLUS may be materially different from the estimated value of the PLUS determined by reference to our internal pricing models.

▪	The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your PLUS and may be lower than the estimated value of your PLUS. The estimated value of the PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary

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market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the PLUS. Further, as secondary market prices of your PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the PLUS, secondary market prices of your PLUS will likely be lower than the initial issue price of your PLUS. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market (if Barclays Capital Inc. makes a market in the PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the PLUS on the pricing date, as well as the secondary market value of the PLUS, for a temporary period after the initial issue date of the PLUS. The price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your PLUS.

▪	We and our affiliates may engage in various activities or make determinations that could materially affect your PLUS in various ways and create conflicts of interest. We and our affiliates establish the offering price of the PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the PLUS, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the PLUS and such compensation or financial benefit may serve as an incentive to sell these PLUS instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the PLUS. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the PLUS. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the PLUS. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the PLUS into account in conducting these activities.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of the ownership and disposition of the PLUS could be materially and adversely affected. In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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PHLX Oil Service SectorSM Index Overview

The PHLX Oil Service SectorSM Index is a price-weighted index currently composed of fifteen companies whose primary lines of business are in the oil services sector. For additional information about the PHLX Oil Service SectorSM Index, see “Annex — PHLX Oil Service SectorSM Index” below.

Information about the underlier as of market close on August 26, 2015:

Bloomberg Ticker Symbol:	OSX	52 Week High:	295.31
Current Closing Level:	163.86	52 Week Low:	155.39
52 Weeks Ago (8/27/2014):	293.40

The following table sets forth the published high, low and period-end closing levels of the underlier for each quarter for the period of January 2, 2008 through August 26, 2015. The associated graph shows the closing levels of the underlier for each day in the same period. The closing level of the underlier on August 26, 2015 was 163.86. We obtained the closing levels below from Bloomberg, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing level of the underlier during the term of the PLUS, including on the valuation date. We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment.

PHLX Oil Service SectorSM Index	High	Low	Period End
2008
First Quarter	312.20	248.85	281.28
Second Quarter	359.61	286.42	354.15
Third Quarter	356.76	224.59	236.42
Fourth Quarter	226.10	104.14	121.39
2009
First Quarter	142.18	108.44	123.97
Second Quarter	188.72	125.41	159.66
Third Quarter	198.29	145.64	192.56
Fourth Quarter	211.25	181.07	194.92
2010
First Quarter	216.61	187.98	205.97
Second Quarter	228.22	159.12	164.13
Third Quarter	199.07	165.02	197.55
Fourth Quarter	245.12	194.29	245.12
2011
First Quarter	296.91	240.00	295.58
Second Quarter	297.86	248.73	268.05
Third Quarter	279.79	190.23	190.23
Fourth Quarter	242.04	182.02	216.28
2012
First Quarter	260.81	222.69	238.16
Second Quarter	240.07	186.27	201.36
Third Quarter	240.88	199.35	224.09
Fourth Quarter	233.27	207.04	220.16

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PHLX Oil Service SectorSM Index	High	Low	Period End
2013
First Quarter	255.88	225.91	245.56
Second Quarter	266.69	234.60	252.87
Third Quarter	277.98	255.88	271.17
Fourth Quarter	290.76	271.01	281.03
2014
First Quarter	288.83	259.03	288.83
Second Quarter	311.02	282.08	311.02
Third Quarter	310.81	266.39	266.39
Fourth Quarter	259.68	195.26	210.87
2015
First Quarter	210.70	181.91	190.12
Second Quarter	224.32	191.49	199.60
Third Quarter (through August 26, 2015)	194.30	155.39	163.86

Underlier Historical Performance— January 2, 2008 to August 26, 2015

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Postponement of maturity date:	The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on the valuation date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date. See “Terms of the Notes—Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.
Postponement of valuation date:	The valuation date may be postponed due to the occurrence or continuance of a market disruption event on such date.
 See “Market disruption events and adjustments” below.
Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.
Market disruption events and adjustments:

The calculation agent may adjust any variable described in this document, including but not limited to the maturity date, the valuation date, the initial underlier value and the final underlier value (and any combination thereof) as described in the following sections of the accompanying prospectus supplement:

•     For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•     For a description of further adjustments that may affect the underlier, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices.”

Minimum ticketing size:	$1,000 / 100 PLUS
Tax considerations:

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

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Non-U.S. holders should note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the PLUS. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the PLUS. Non-U.S. holders should consult their tax advisors regarding the potential application of these proposed regulations.
Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Validity of the PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the PLUS offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 26, 2015, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 26, 2015, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 26, 2015, which has been filed as an exhibit to the report on Form 6-K referred to above.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each PLUS.

We will deliver the PLUS against payment therefor in New York, New York on September 1, 2015, which is the fourth scheduled business day (for purposes of settlement through the Depository Trust Company) following the pricing date. Under Rule 15c6-1 of the

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Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the PLUS on any date prior to three business days before delivery will be required, by virtue of the fact that the PLUS will initially settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

Annex

The PHLX Oil Service SectorSM Index

We have derived all information contained in this document regarding the PHLX Oil Service SectorSM Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, The NASDAQ OMX Group, Inc. (“NASDAQ OMX”). The Index is calculated, maintained and published by NASDAQ OMX. NASDAQ OMX has no obligation to continue to publish, and may discontinue the publication of, the Index.

The Index is reported by Bloomberg under the ticker symbol “OSX.”

The Index is a price-weighted index currently composed of fifteen companies (the “Index Securities”) whose primary lines of business are in the oil services sector.

Index Composition

As of August 26, 2015, the following companies are included in the Index:

Company	Ticker
Cameron International Corporation	CAM
Core Laboratories N.V.	CLB
Diamond Offshore Drilling, Inc.	DO
Golar LNG Limited	GLNG
Halliburton Company	HAL
Helmerich & Payne, Inc.	HP
Nabors Industries Ltd.	NBR
National Oilwell Varco, Inc.	NOV
Oceaneering International, Inc.	OII
Oil States International, Inc.	OIS
Rowan Companies plc	RDC
Schlumberger N.V.	SLB
Tidewater Inc.	TDW
Transocean Ltd.	RIG
Weatherford International public limited company	WFT

As of August 26, 2015, Core Laboratories N.V. is the largest component of the Index and makes up a significant portion of the weight of the Index. For additional information about Core Laboratories N.V., see “—Core Laboratories N.V. Overview” below.

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Index Calculation

The Index is a price-weighted index. The value of the Index equals the aggregate value of the Index share weights, also known as the Index Shares, of each of the Index Securities, multiplied by each such security’s last sale price, and divided by the divisor of the Index. The divisor serves the purpose of scaling the aggregate Index value to a lower order of magnitude, which is more desirable for reporting purposes. If trading in an Index Security on its primary listing market is halted while the market is open, the most recent last sale price for that security is used for all Index computations until trading on such market resumes. Likewise, the most recent last sale price is used if trading in an Index Security is halted on its primary listing market before the market is open. The Index began publishing on December 31, 1996 at a base value of 75.

The formula for calculating the Index value is as follows:

Aggregate Adjusted Market Value
Divisor

The divisor is determined as follows:

Market Value after Adjustments	× Divisor before Adjustments
Market Value before Adjustments

The Index is ordinarily calculated without regard to cash dividends on the Index Securities. The Index is calculated during the trading day and is disseminated once per second from 09:30:01 to 17:16:00 Eastern Time. The closing value of the Index may change up until 17:15:00 Eastern Time due to corrections to the last sale price of the Index Securities.

Index Eligibility

Eligibility for inclusion in the Index is limited to specific security types only. The security types eligible for the Index include common stocks, ordinary shares, American Depositary Receipts, shares of beneficial interest or limited partnership interests.

Initial Security Eligibility Criteria

To be included in the Index, a security must meet the following criteria:

•	a security must be listed on The NASDAQ Stock Market, the New York Stock Exchange or NYSE MKT LLC;

•	the issuer of the security must be classified as a company whose primary business is in the oil services sector under Industry Classification Benchmark (“ICB”), which is a definitive system of categorizing companies maintained by FTSE International Limited;

•	the security must have a market capitalization of at least $100 million;

•	the security must have traded at least 1.5 million shares in each of the last six months;

•	only one class of security per issuer is allowed. If an issuer has multiple securities, the security with the highest dollar trading volume will be selected for possible inclusion into the Index;

•	the security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being Index eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•	the issuer of the security must have “seasoned” on a recognized market for at least 6 months; in the case of spin-offs, the operating history of the spin-off will be considered.

Continued Security Eligibility Criteria

To be eligible for continued inclusion in the Index, an Index Security must meet the following criteria:

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•	the security must be listed on The NASDAQ Stock Market, the New York Stock Exchange or NYSE MKT LLC;

•	the issuer of the security must be classified as a company whose primary business is in the oil services sector under ICB (Index Securities as of September 30, 2011 will be grandfathered for Index classicisation purposes unless there is a material changes in their business line);

•	the security must have a market capitalization of at least $60 million;

•	the security may not be issued by an issuer currently in bankruptcy proceedings; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

For the purposes of Index eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Component Replacement Criteria

In the event that an Index Security no longer meets the Continued Security Eligibility Criteria, it will be replaced with a security that meets all of the Initial Security Eligibility Criteria and additional criteria that follows. Securities eligible for inclusion will be ranked in descending order by market value, current price and greatest percentage price change over the previous six months. The security with the highest overall ranking will be added to the Index, provided that the Index then meets the following criteria:

•	no single Index Security is greater than 20% of the weight of the Index and the top 5 Index Securities are not greater than 55% of the weight of the Index;

•	no more than 15% of the weight of the Index is composed of non-U.S. component securities that are not subject to comprehensive surveillance agreements;

If multiple securities have the same rank, the security with the largest market capitalization will rank higher. In the event that the highest-ranking security does not permit the Index to meet the above criteria, the next highest-ranking security will be selected and the Index criteria will again be applied to determine eligibility. The process will continue until a qualifying replacement security is selected.

Continued Index Eligibility Criteria

In addition to the security eligibility criteria, the Index as a whole must meet the following criteria on a continual basis unless otherwise noted:

•	no single Index Security is greater than 25% of the weight of the Index and the top five Index Securities are not greater than 60% of the weight of the Index (measured semiannually the first trading day in January and July);

•	no more than 18% of the weight of the Index is composed of non-U.S. Index Securities that are not subject to comprehensive surveillance agreements;

•	the total number of Index Securities has not increased or decreased by 33 1/3% of the Index and in no event will be less than nine;

•	Index Securities representing at least 95% of the weight of the Index have a market capitalization of $75 million;

•	Index Securities representing at least 92% of the weight of the Index and at least 82% of the total number of Index Securities meet the security options eligibility rules; and

•	Index Securities must have trading volume of at least 600,000 shares for each of the last 6 months, except that for each of the lowest weighted Index Securities that in the aggregate account for no more than 5% of the weight of the Index, trading volume must be at least 500,000 shares for each of the last six months.

In the event the Index does not meet the criteria, the Index composition will be adjusted to ensure that the Index meets the criteria. Index Securities that contribute to the Index not meeting the eligibility criteria may be removed. Index Securities may be added and/or replaced according to the component replacement rules to ensure compliance with the Continued Index Eligibility Criteria. Ordinarily, a security is removed from the Index at its last sale price. If, however, at the time of its removal the Index Security is halted from trading on its primary listing market and an official price cannot readily be determined, the Index Security may, on NASDAQ OMX’s discretion, be removed at a zero price.

Index Maintenance

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Index Share changes are not made during the quarter however changes arising from stock dividends and stock splits are made to the Index on the evening prior to the effective date of such corporate action. In the case of certain spin-offs or rights issuances, the price of the Index Security is adjusted and a corresponding adjustment is made to the Index Shares such that the weight of the Index Security does not change as a result of the action.

A special cash dividend announced by the listing exchange, will result in an adjustment to the last sale price of an Index Security prior to market open on the ex-date for the special amount distributed. A corresponding adjustment will be made to the Index Shares of the security such that the weight of the Index Security will not change as a result of the action. A special dividend may also be referred to as extra, extraordinary, non-recurring, one-time, unusual, etc.

Ordinarily, whenever there is a change in the price of an Index Security due to stock dividends, stock splits, spin-offs, rights issuances or special cash dividends, the divisor is adjusted to ensure that there is no discontinuity in the value of the Index, which might otherwise be caused by any such change. All changes are announced in advance and will be reflected in the Index prior to market open on the effective date of the Index.

License Agreement with NASDAQ OMX

We expect to enter into a non-exclusive license agreement with NASDAQ OMX providing for the license to us, in exchange for a fee, of the right to use the Index in connection with certain securities, including the PLUS.

The PLUS are not sponsored, endorsed, sold or promoted by NASDAQ OMX (or its affiliates) (NASDAQ OMX, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the PLUS. The Corporations make no representation or warranty, express or implied to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly, or the ability of the Index to track general stock market performance. The Corporations’ only relationship to Barclays Bank PLC (“Licensee”) is in the licensing of the Nasdaq®, OMX®, and PHLX Oil Service SectorSM Index registered trademarks, and certain trade names of the Corporations and the use of the Index which is determined, composed and calculated by NASDAQ OMX without regard to Licensee or the PLUS.

NASDAQ OMX has no obligation to take the needs of the Licensee or the owners of the PLUS into consideration in determining, composing or calculating the Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the PLUS.

The Corporations do not guarantee the accuracy and/or uninterrupted calculation of the Index or any data included therein. The Corporations make no warranty, express or implied, as to results to be obtained by Licensee, owners of the securities, or any other person or entity from the use of the Index or any data included therein. The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the Corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.

“Nasdaq®,” “OMX®,” “PHLX Oil Service SectorSM” and “OSXSM” are registered trademarks or service marks of NASDAQ OMX and are expected to be licensed for use by Barclays Bank PLC and its affiliates. The PLUS have not been passed on by the Corporations as to their legality or suitability. The PLUS are not issued, endorsed, sold, or promoted by the Corporations. The Corporations make no warranties and bear no liability with respect to the PLUS.

Core Laboratories N.V. Overview

According to publicly available information, Core Laboratories N.V. (“Core Laboratories”) provides reservoir description, production enhancement and reservoir management services to the oil and gas industry. Information filed by Core Laboratories with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be located by reference to its SEC file number: 001-14273. Core Laboratories’ common shares are listed on the New York Stock Exchange under the ticker symbol “CLB.”

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by Core Laboratories can be located on a website maintained by the SEC at http://www.sec.gov by reference to Core Laboratories’ SEC file number provided above.

The summary information above regarding Core Laboratories comes from Core Laboratories’ SEC filings. You are urged to refer to the SEC filings made by Core Laboratories and to other publicly available information (such as Core Laboratories’ annual report) to obtain

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Principal at Risk Securities

an understanding of Core Laboratories’ business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or the accompanying prospectus, prospectus supplement or prospectus addendum. We have not independently verified the accuracy or completeness of the information obtained from outside sources.

Information about the common shares of Core Laboratories as of market close on August 26, 2015:

Bloomberg Ticker Symbol:	CLB	52 Week High:	$159.44
Current Price:	$103.74	52 Week Low:	$89.10
52 Weeks Ago (8/27/2014):	$154.53

The following table sets forth the published high, low and period-end closing prices of the common shares of Core Laboratories for each quarter for the period of January 2, 2008 through August 26, 2015. The associated graph shows the closing prices of the common shares of Core Laboratories for each day in the same period. The closing price of one common share of Core Laboratories on August 26, 2015 was $103.74. We obtained the closing prices below from Bloomberg, L.P., without independent verification. Historical performance of the common shares of Core Laboratories should not be taken as an indication of future performance. Future performance of the common shares of Core Laboratories may differ significantly from historical performance, and no assurance can be given as to the closing price of the common shares of Core Laboratories during the term of the PLUS, including on the valuation date. The closing prices below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

Common Shares of Core Laboratories N.V.	High	Low	Period End
2008
First Quarter	$64.40	$54.18	$59.65
Second Quarter	$72.71	$60.50	$71.18
Third Quarter	$71.38	$48.12	$50.66
Fourth Quarter	$46.84	$25.79	$29.93
2009
First Quarter	$38.44	$31.19	$36.58
Second Quarter	$48.40	$36.96	$43.58
Third Quarter	$52.32	$39.50	$51.55
Fourth Quarter	$59.34	$49.66	$59.06
2010
First Quarter	$66.33	$58.30	$65.40
Second Quarter	$78.26	$64.73	$73.81
Third Quarter	$89.80	$73.63	$88.04
Fourth Quarter	$91.56	$77.70	$89.05
2011
First Quarter	$103.43	$83.98	$102.17
Second Quarter	$111.54	$91.16	$111.54
Third Quarter	$116.64	$89.83	$89.83
Fourth Quarter	$118.67	$85.69	$113.95
2012
First Quarter	$132.05	$106.23	$131.57
Second Quarter	$141.90	$112.03	$115.90
Third Quarter	$130.38	$105.70	$121.48
Fourth Quarter	$120.63	$97.11	$109.31

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Common Shares of Core Laboratories N.V.	High	Low	Period End
2013
First Quarter	$138.75	$109.80	$137.92
Second Quarter	$153.63	$126.24	$151.66
Third Quarter	$169.87	$147.67	$169.21
Fourth Quarter	$196.99	$171.34	$190.95
2014
First Quarter	$201.73	$176.27	$198.44
Second Quarter	$216.51	$158.41	$167.06
Third Quarter	$167.12	$144.90	$146.35
Fourth Quarter	$145.93	$110.04	$120.34
2015
First Quarter	$119.31	$89.10	$104.49
Second Quarter	$132.48	$106.00	$114.04
Third Quarter (through August 26, 2015)	$116.92	$98.37	$103.74

Core Laboratories N.V. common shares — daily closing prices January 2, 2008 to August 26, 2015

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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